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               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES
                EXHIBIT 11 - COMPUTATION OF NET INCOME PER COMMON
                           AND COMMON EQUIVALENT SHARE
                      (In Thousands, Except Per Share Data)

                                                         Three Months Ended March 31,
                                                         ----------------------------
                                                          1995                1994
                                                         -------              -------
Net income                                               $ 7,271              $ 6,854
                                                         =======              =======
Shares:
   Basic shares - weighted average of
      common shares outstanding                           88,125               64,579
   Additional shares assuming
      conversion of stock options and warrants             1,633                1,505
                                                         -------              -------
   Primary shares                                         89,758               66,084
   Additional shares, when dilutive, assuming
      full dilution of stock options and warrants             28                 --
                                                         -------              -------
   Fully-diluted shares                                   89,786               66,084
                                                         =======              =======

Basic, primary, and fully-diluted net income
   per common and common equivalent share:               $  0.08              $  0.11
                                                         =======              =======


Note 1: This calculation is submitted in accordance with the Securities Exchange Act of 1934 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because the calculation of primary and fully-diluted net income per common and common equivalent share results in a dilution of less than 3%.